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                                                                     EXHIBIT 2.3


                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT ("Agreement"), dated as of September 1, 1998, among Photobition Group PLC, a company organized under the laws of England ("Photobition"), KDT Acquisition Corp., a Delaware corporation ("KDT"), and Katz Digital Technologies, Inc., a Delaware corporation (the "Company").


                                   BACKGROUND

         A. Photobition, KDT and the Company have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), which provides, among other things, for the merger of KDT with and into the Company and the receipt by the stockholders of the Company of the Merger Consideration (as defined in the Merger Agreement).

         B. As an inducement and a condition to Photobition's and KDT's willingness to enter into the Merger Agreement, Photobition and KDT have required that the Company agree, and the Company has agreed, as set forth herein, to grant to KDT an option to purchase certain authorized but unissued shares of the common stock, par value $.001, of the Company ("Shares").

         C. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

1.       GRANT OF OPTION

1.1 The Company hereby grants to KDT an option, exercisable as provided herein (the "Option"), to purchase for $5.125 per share (the "Exercise Price") up to an aggregate of 1,012,964 Shares (the "Option Shares"); provided, however, that in no event shall the number of Option Shares exceed 19.9% of the Company's issued and outstanding Shares (without giving effect to any Shares subject to or issued pursuant to this Option). The number of Option Shares that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

1.2 In the event that any additional Shares are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of Option Shares shall be increased or decreased, as appropriate, so that
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after such issuance, such number equals 19.9% of the number of Shares then issued and outstanding without giving effect to any Shares subject to issuance pursuant to the Option.

2. EXERCISE OF OPTION. The Option may be exercised by KDT at any time within one year following the occurrence of a Triggering Event (as hereinafter defined), in whole or in part. If KDT wishes to exercise the Option, KDT shall give written notice to the Company of its intention to exercise the Option, specifying the number of Option Shares it will purchase and a place, time and date not earlier than one day and not later than five (5) days from the date such notice is given for the closing of such purchase (a "Closing"). Each Closing shall be held on the date specified in such notice unless, on such date, there shall be any preliminary or permanent injunction or other order by any court of competent jurisdiction or any other legal restraint or prohibition preventing the consummation of such purchase, in which event such Closing shall be held as soon as practicable following the lifting, termination or suspension of such injunction, or on the date such order, restraint or prohibition preventing the consummation of such purchase has expired or been terminated, but in any event within two days thereof. The Company's obligation to issue Option Shares upon exercise of the Option is subject to the conditions that (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required for the purchase of the Option Shares upon such exercise shall have expired or been waived and (ii) there shall not be in effect any preliminary injunction or other order issued by any governmental entity prohibiting the exercise of the Option pursuant to this Agreement. Photobition and the Company shall each promptly make such filings and provide such information as may be required under the HSR Act with respect to the purchase of the Option Shares, and Photobition shall pay any fees payable in connection therewith. In the event any required waiting period under the HSR Act has not expired or been terminated, the Closing will be postponed until the expiration or early termination of any required waiting period under the HSR Act.

         The term "Triggering Event" shall mean the Board of Directors of the Company shall have approved or recommended any Acquisition Proposal, or the Company shall have entered into any agreement with respect to any Acquisition Proposal (as such terms are defined in the Merger Agreement).

3. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder (a) KDT shall make payment to the Company of the aggregate purchase price for the Option Shares so purchased (i) in immediately available funds by certified or official bank check or by wire transfer to a bank account designated by the Company to KDT prior to such Closing, (ii) by actual or constructive transfer to the Company of Company Common Stock owned by Photobition, KDT or their respective affiliates, or (iii) by any combination of the foregoing methods of payment, and
(b) the Company shall deliver to or cause to be delivered to KDT a certificate or certificates, duly executed by the Company and registered in the name of KDT, representing the number of Option Shares so purchased. Company Common Stock that is transferred by Photobition, KDT or their respective affiliates in payment of all or any part of the purchase price will be valued at the Closing Price. The requirement of payment in cash or shares of Company Common Stock will be deemed satisfied if KDT makes arrangements with a broker that is a member of the National Association of Securities Dealers, Inc. to sell a sufficient number of the Option Shares which are being purchased pursuant to the exercise of the Option so


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that the net proceeds of the sale transaction will at least equal the amount of the aggregate purchase price and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate purchase price not later than the date on which the sale transaction will settle in the ordinary course of business. "Closing Price" means the closing price per share of Company Common Stock on the American Stock Exchange ("AMEX") on the trading day immediately preceding the date of notice of the exercise of the Option as reported on the AMEX (or, if the Company Common Stock is not listed on the AMEX, as reported on any other national securities exchange or national securities quotation system on which the Company Common Stock is listed or quoted, as reported in the Wall Street Journal (Northeast edition), or, if not reported thereby, any other authoritative source).

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Photobition and KDT as follows:

                  (a) DUE AUTHORIZATION, ETC. The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any agreement to which it is a party. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has duly and validly approved the transactions contemplated hereby and by the Merger Agreement, including the Merger and the acquisition of Option Shares, for purposes of Section 203 of the Delaware General Corporation Law, such approval occurring prior to the time KDT became an "interested stockholder" as that term is defined in Section 203 of the Delaware General Corporation Law.

                  (b) OPTION SHARES. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option the Option Shares and will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued as a result of Section 6 hereof upon exercise of the Option. The Shares (or such other securities) to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, without liability attaching to the ownership thereof, and will be delivered free and clear of all claims, liens, encumbrances and security interests of any kind whatsoever. The Option Shares represent 19.9% of the total number of shares of Company Common Stock outstanding on the date hereof.

5. REPRESENTATIONS AND WARRANTIES OF PHOTOBITION AND KDT. Each of Photobition and KDT hereby represents and warrants to the Company as follows:

                  (a) DUE AUTHORIZATION, ETC. Photobition and KDT each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Photobition and KDT will not


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any conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Photobition, KDT or any of their respective Subsidiaries under, any agreement to which either of them is a party. This Agreement has been duly and validly executed and delivered by each of Photobition and KDT and constitutes a valid and binding agreement of each of Photobition and KDT, enforceable against each of Photobition and KDT in accordance with its terms.

                  (b) NO DISTRIBUTION. KDT is acquiring the Option, and will acquire the Option Shares issuable upon exercise of the Option, for its own account and not with a view to or for sale in connection with any distribution thereof, and KDT will not sell or otherwise dispose of the Option, or any Option Shares, except in each case in compliance with the Securities Act and the rules and regulations thereunder.

6.       ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

                  (a) In the event of any change in Company Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise Price therefor, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that KDT will receive upon exercise of the Option the number and class of shares or other securities or property that KDT would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Company Common Stock are issued after the date of this Agreement, the number of shares of Company Common Stock subject to the Option will be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Company Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

                  (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any Person, other than Photobition or one of its Subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Photobition or one of its Subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or the shares of Company Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Photobition or one of its Subsidiaries, then, and in each such case, subject to clause (c) below, the agreement governing such transaction shall make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted


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to acquire the number and class of shares or other securities or property that
Photobition would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefor, as applicable.

                  (c) If the Company enters into any agreement pursuant to which all outstanding shares of Company Common Stock are to be purchased for, or converted into the right to receive, cash (a "Transaction"), the Company covenants that proper provision will be made in such agreement to provide that, if the Option shall not theretofore have been exercised, then upon the closing of the Transaction (which in the case of a Transaction involving a tender offer will be when shares of Company Common Stock are accepted for payment), KDT will receive in exchange for the cancellation of the Option an amount in cash equal to the Cash Consideration. For purposes of this Agreement, the term "Cash Consideration" means the difference between (A) the amount of cash per share of Company Common Stock to be received by a holder of Company Common Stock in the Transaction and (B) the Exercise Price.

7. REGISTRATION RIGHTS. The Company will, if requested by Photobition at any time and from time to time within three years of the exercise of the Option, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to KDT upon exercise of the Option in accordance with the intended method of sale or other disposition stated by KDT, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company will use its best efforts to qualify such shares or other securities under any applicable state securities laws. The Company will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period, not in excess of 180 calendar days from the day such registration statement first becomes effective, as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 calendar days in the aggregate if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, will be at the Company's expense, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of KDT's counsel related thereto. KDT will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it will allow KDT the right to participate in such registration, and such participation will not affect the obligation of the Company to effect demand registration statements for KDT under this Section 7; provided that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of the Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the shares requested to be


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included therein by KDT pro rata with the shares intended to be included therein by the Company. In connection with any registration pursuant to this Section 7, the Company and KDT will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

8. LISTING. If Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on a national securities exchange or national securities quotation system, the Company, upon the request of KDT, will promptly file an application to list the shares of Company Common Stock or other securities to be acquired upon exercise of the Option on such national securities exchange or national securities quotation system and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

9.       MISCELLANEOUS

9.1 ENTIRE AGREEMENT. This Agreement, the Transaction Agreements and any other agreements to be executed pursuant hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.2 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Photobition or KDT may assign, in their sole discretion, their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Photobition, but no such assignment shall relieve Photobition or KDT of its obligations hereunder if such assignee does not perform such obligations.

9.3 AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received upon receipt) in accordance with the terms of
Section 10.9 of the Merger Agreement.

9.5 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.6 SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money


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damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

9.7 REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party

9.8 NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

9.9 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

9.10 CONSENTS. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental entities necessary to the consummation of the transactions contemplated by this Agreement.

9.11 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in the City and State of New York and nowhere else. Each of the Parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the Parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper. The Company hereby irrevocably designates and appoints Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, NY 10022-1200 to receive for it and on its behalf summonses and other legal process in any Suit, and agrees that service upon Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP shall constitute valid and effective service upon the Company. Photobition and KDT each hereby irrevocably designate and appoint The Corporation Trust Company, New York, New York to receive for it and on its behalf summonses and other legal process in any Suit, and each agrees that service upon The Corporation Trust Company, New York, New York shall constitute valid and effective service upon KDT or Photobition, as the case may be. Photobition agrees that, so long as it has any rights or obligations under or arising out of or in connection with this Agreement, the subject matter


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hereof or any of the transactions contemplated hereby, it shall maintain a duly appointed agent for service of summonses and other legal process in New York, New York. Nothing in this Agreement shall affect or diminish any Party's right to serve summonses and other legal process in any other manner permitted by law in connection with any Suit in the City and State of New York.

9.12 WAIVER OF JURY TRIAL. Each party hereto hereby waives any right to a trial by jury in connection with any action, suit or proceeding brought in connection with this Agreement.

9.13 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.


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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Photobition, KDT and the Company on the date first written above.

                                     PHOTOBITION GROUP PLC

                                     By:  /s/ J.E.T. MARCHBANKS
                                        ----------------------------------------
                                     Name:  J.E.T. MARCHBANKS
                                          --------------------------------------
                                     Title:
                                            ------------------------------------

                                     KDT ACQUISITION CORP.

                                     By:  /s/ J.E.T. MARCHBANKS
                                        ----------------------------------------
                                     Name:  J.E.T. MARCHBANKS
                                          --------------------------------------
                                     Title:
                                            ------------------------------------

                                     KATZ DIGITAL TECHNOLOGIES, INC.


                                     By:  /S/ GARY KATZ
                                        ----------------------------------------
                                     Name:    GARY KATZ
                                          --------------------------------------
                                     Title: Chairman and Chief Executive Officer
                                            ------------------------------------